EXHIBIT 10.6.1

FIRST AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDED AND RESTATED CREDIT AGREEMENT (the “Agreement”) dated July 25, 2013 (the “Effective Date”), between Starboard Resources, Inc., a Delaware corporation (the “Borrower”), and SOSventures, LLC, a Delaware limited liability company, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

RECITALS

WHEREAS, on March 29, 2013, the Borrower, Administrative Agent and Lenders entered into that certain Credit Agreement (“Existing Credit Agreement”) whereby Lenders extended credit to the Borrower in the form of second lien term loans in the aggregate amount of Ten Million & 00/100 Dollars ($10,000,000);

WHEREAS, on June 27, 2013, the Borrower and Independent Bank entered into a credit agreement whereby the Borrower issued that certain promissory note, dated as of June 27, 2013, in the amount of $100,000,000 (the “Independent Bank Note”) for the benefit of Independent Bank;

WHEREAS, concurrent with the issuance of the Independent Bank Note, Borrower paid off in full all indebtedness owed to Mutual of Omaha Bank and all indebtedness owed to SOSventures;

WHEREAS, in order to keep the Existing Credit Agreement in place given the issuance of the Independent Bank Note and credit agreement, the Borrower, Administrative Agent and Lenders desire to amend and restate the Existing Credit Agreement pursuant to this Agreement;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Administrative Agent and the Lenders hereby agree as follows:

DEFINITIONS

1. Definitions. As used in this Agreement, the terms “Administrative Agent”, “Agreement”, “Effective Date” and “Borrower” shall have the meanings set forth above and each of the following terms shall have the meaning assigned thereto in this Section, unless the context otherwise requires:

“Affiliate” means any Person directly or indirectly controlling, or under common control with, the Borrower and includes any affiliate of the Borrower within the meaning of the regulations promulgated pursuant to the Securities Act of 1933, as amended, with control, as used in this definition, meaning possession, directly or indirectly, of the power to direct or cause the direction of management, policies or action through ownership of voting securities, contract, voting trust, membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in San Antonio, Texas are required or authorized to be closed.

“Borrowing” shall mean Loans made on the same date.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.4.

“Capital Expenditures” means, in respect of any Person, for any period, the aggregate (determined without duplication) of all exploration and development expenditures (including the costs of acquiring the Oil and Gas Properties) and costs that should be capitalized in accordance with GAAP and any other expenditures that are capitalized on the balance sheet of such Person in accordance with GAAP.

“Capital Stock” means:

in the case of a corporation, corporate stock;

in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with generally accepted accounting principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with generally accepted accounting principles.

“Casualty Event” means any loss, casualty or other insured damage to any Property of the Borrower or any of its Subsidiaries in an amount greater than $250,000, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any of its Subsidiaries.

“Cash Flow” for any fiscal quarter of the Borrower, means Consolidated EBITDAX for such quarter minus Consolidated Tax Expense and Distributions of the Borrower for such quarter.

“Closing Date” shall mean the Effective Date of this Agreement.

“Code” shall mean the United States Internal Revenue Code as amended from time to time.

“Collateral” shall mean the Borrower's right, title and interest in all of its Oil and Gas Properties and its personal property, including, without limitation, the following types of property, whether now owned or hereafter acquired, and wherever located, all "accounts," "general intangibles," "chattel paper," "documents," "letters of credit," "instruments," "deposit accounts," "inventory," "farm products," "fixtures," "equipment," and "investment property" as such terms are defined in the Uniform Commercial Code as adopted in the State of Delaware and in effect on the date hereof, and all products, proceeds and insurance proceeds of the foregoing.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make its Loans hereunder and “Commitments” means the aggregate amount of the Commitments of all Lenders.  The amount of each Lender’s Commitment is set forth on Annex I.

“Commodity Hedging Transaction” means any swap transaction, cap, floor, collar, exchange transaction, forward transaction, or other exchange or protection transaction relating to hydrocarbons or any option with respect to any such transaction, including derivative financial instruments.

“Consolidated Current Assets” means the current assets of the Borrower and its consolidated subsidiaries determined in accordance with GAAP (but excluding the amount of  any non-cash items as a result of the application of ASC 410 and 815, as amended) plus the Unused Available Commitment.

“Consolidated Current Liabilities” means the current liabilities of the Borrower and its consolidated subsidiaries determined in accordance with GAAP (but excluding the amount of any liabilities respecting any non-cash items as a result of the application of ASC 410 and 815, as amended), exclusive of the current portion of the Note.

“Consolidated Depreciation, Depletion and Amortization Expense” means, for any period, the depreciation, depletion, and amortization expense of the Borrower and its consolidated subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDAX” means, for any period, Consolidated Net Income for such period, adjusted by:

(x) adding thereto, in each case without duplication and only to the extent (and in the same proportion) deducted in determining Consolidated Net Income:

(a)      Consolidated Interest Expense for such period,

(b)      Consolidated Tax Expense for such period,

(c)      Consolidated Depreciation, Depletion and Amortization Expense for such period, and

(d)      the aggregate amount of all other non-cash charges (including, if other than GAAP rules are being applied, intangible drilling and completion costs and losses from the sales of assets) and “other expenses” reducing Consolidated Net Income for such period, including, without limitation, non-cash charges attributable to the application of ASC 410 and 815; and

(y) subtracting therefrom, in each case without duplication and only to the extent (and in the same proportion) included in determining Consolidated Net Income, the aggregate amount of all non-cash items (including gains from the sales of assets and non-cash gains attributable to the application of ASC 410 and 815) and “other income” increasing Consolidated Net Income for such period.

“Consolidated Interest Expense” means, for any period, the total consolidated interest expense of the Borrower and its consolidated subsidiaries for such period determined in accordance with GAAP.

“Consolidated Net Income” means, for any period, the consolidated net income of the Borrower and its consolidated subsidiaries (excluding to the extent included in net income, extraordinary gains and extraordinary losses) for such period determined in accordance with GAAP.

“Consolidated Tax Expense” means, for any period, the tax expense of the Borrower and its consolidated subsidiaries, for such period, determined on a consolidated basis in accordance with GAAP.

“Contested in Good Faith” means a matter (a) which is being contested in good faith by or on behalf of any Person, by appropriate and lawful proceedings diligently conducted, satisfactory to the Administrative Agent, and for which a reserve has been established in an amount determined in accordance with GAAP, (b) in which foreclosure, distraint, sale, forfeiture, levy, execution or other similar proceedings have not been initiated or have been stayed and continue to be stayed, and (c) in which a good faith contest will not materially detract from the value of the Collateral, materially jeopardize the rights of the Administrative Agent, the Lenders or the Borrower with respect thereto, materially interfere with the operation by the Borrower of its business, or otherwise have a Material Adverse Effect.

“Credit Balance” shall mean, at any time, the combined outstanding principal and interest balance of the Loans at such time.

“Credit Agreement Document” shall collectively mean this Agreement, the Existing Credit Agreement, the Note, the Security Documents to be filed by the Borrower, and all other documents and instruments now or hereafter delivered pursuant to the terms of or in connection with this Agreement, or the Security Documents, and all renewals and extensions of, or amendments or supplements to, or restatements of any or all of the foregoing from time to time in effect.

“Debt” or “Indebtedness” of any Person means at any date, without duplication:

(i) all obligations of such Person for money borrowed, including (a) the obligations of such Person for money borrowed by a partnership of which such Person is a general partner, (b) obligations, whether or not assumed, which are secured in whole or in part by the Property of such Person or payable out of the proceeds or production from Property of such Person, and (c) any obligations of such Person in respect of letters of credit and repurchase agreements;

(ii) all obligations of such Person evidenced by notes, debentures, bonds or similar instruments;

(iii) all obligations of such Person to pay the deferred purchase price of Property or services (except trade accounts arising in the ordinary course of business if interest is not paid or accrued thereon);

(iv) all obligations of others, to the extent any such obligation is secured by a Lien, except a Permitted Lien, on the assets of such Person (whether or not such Person has assumed or become liable for the obligation secured by such Lien).

(v) all Capitalized Lease Obligations of such Person;

(vi) all liabilities which in accordance with applicable accounting principles would be included in determining total liabilities as shown on the liability side of a balance sheet;

(vii) all obligations of such Person under Hedging Agreements and Hedging Transactions;

(viii) all Guarantees by such Person; and

(ix) all Off-Balance Sheet Debt..

           “Default” shall mean any event or occurrence that with the lapse of time or the giving of notice, or both, would become an Event of Default.

“Discharge of First Lien Obligations” shall have the meaning assigned such term in the Intercreditor Agreement.

“Distributions” means dividends, distributions or other payments to Persons on account of their being the holders of Capital Stock or other Equity Interests in the Borrower.

“Environmental Complaint” shall mean any written or oral complaint, order, directive, claim, citation, notice of environmental report or investigation or other notice by any Governmental Authority or any other Person with respect to (a) air emissions, (b) spills, releases or discharges to soils or any improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing any Property of Borrower, (c) solid or liquid waste disposal, (d) either the use, generation, storage, transportation or disposal of any Hazardous Substance, or (e) other environmental, health or safety matters affecting any Property of Borrower or the business conducted thereon.

“Environmental Laws” shall mean (a) the following federal laws as they may be cited, referenced and amended from time to time: the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Water Pollution Control Act, the Environmental Pesticides Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Endangered Species Act, the Resource Conservation and Recovery Act, the Occupational Safety and Health Act, the Hazardous Materials Transportation Act, the Superfund Amendments and Reauthorization Act, and the Toxic Substances Control Act; (b) any and all equivalent environmental statutes of any state in which Property of the Borrower is situated, as they may be cited, referenced and amended from time to time; (c) any so-called federal, state or local “Superfund” or “Superlien” statutes, (d) any rules or regulations promulgated under or adopted pursuant to the above federal and state laws; and (e) any other equivalent federal, state or local statute or any requirement, rule, regulation, code, ordinance or order adopted pursuant thereto, including, without limitation, those relating to the generation, transportation, treatment, storage, recycling, disposal, handling or release of hazardous substances.

“Equity Interests” means shares of Capital Stock, partnership interests, membership interests in a limited liability company, beneficial interest in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder and interpretations thereof.
“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), or (o) of section 414 of the Code.

“Existing Credit Agreement” has the meaning specified in the recitals hereto.

“Events of Default” shall mean any of the events specified in Section 8.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer, manager or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

“Financial Statement” shall mean statements of the financial condition of the Borrower at the point in time and for the period indicated and consisting of at least a balance sheet, statement of income, statement of cash flow and related statements of operations, membership units and other equity, all of which shall be prepared in accordance with GAAP consistently applied and when applicable in comparative form with respect to the corresponding period of the preceding fiscal period or as otherwise required by the Administrative Agent.

“First Lien Lender” shall mean Independent Bank, its successors and assigns.

“First Lien Obligations” shall mean any amount owed to the First Lien Lender and any approved swap counterparty that has executed an intercreditor agreement with the First Lien Lender.

“Funded Debt” means the obligations of the Borrower and its consolidated subsidiaries described in clauses (i) and (ii) of the definition of Debt.

“GAAP” shall mean generally accepted accounting principles established by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants and in effect in the United States from time to time during the term of this Agreement.

“Governmental Authority” shall mean any foreign governmental authority, the United States, and any political subdivision of any of them, whether state, provincial, or local, and any agency, department, commission, board, bureau, court or other tribunal, or instrumentality of any of them which now or hereafter has jurisdiction over the Administrative Agent, the Lenders (or any participant herein) or a Borrower or a Borrower’s assets.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.

“Guarantee” or “Contingent Obligation” by or of any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing or in effect guaranteeing any Debt, leases, dividends or other obligations of any other Person (for purposes of this definition, a “primary obligation”) and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) any primary obligation or any Property constituting direct or indirect security therefor (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, to make reimbursement in connection with any letter of credit or to maintain financial statement conditions, by comfort letter or other similar undertaking of support or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of any primary obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part) with the amount of any Guarantee or Contingent Obligation being deemed to be equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or Contingent Obligation is incurred or, if not stated or determinable, the maximum primary obligation which could reasonably be anticipated to arise in respect thereof.  The term Guarantee (or Contingent Obligation) includes the pledging or other encumbrance of assets by a Person to secure the obligations of another Person and restrictions or limitations on a Person or its assets agreed to in connection with the obligations of another Person, but does not include endorsements for collection or deposit in the ordinary course of business; and “Guaranteed” by a Person or “incurring a Contingent Obligation” or words of similar import shall mean the act or condition of providing a Guarantee by such Person or such Person becoming contingently obligated or permitting a Guarantee or Contingent Obligation of such Person to exist or come into existence.

 “Hazardous Substance” means any substance regulated or as to which liability might arise under any applicable Environmental Law and including without limitation: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes.

“Hedging Agreement” means any International Swap Dealers Association, Inc. Master Agreement or other agreement and all schedules and exhibits attached thereto and incorporated therein that set forth set forth one or more Hedging Transactions or the general terms upon which a Person may enter into one or more Hedging Transactions.

“Hedging Transaction” means a Commodity Hedging Transaction or a Rate Management Transaction or any other transaction with respect to any swap, forward, future or derivative transaction or option or similar transaction, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Highest Lawful Rate” shall mean on any day, the maximum nonusurious rate of interest permitted for that day by whichever of applicable federal or Texas law permits the higher interest rate, stated as a rate per annum.  On each day, if any, that the Texas Finance Code, as supplemented by art. 1D.003 of the Texas Credit Title, as it may from time to time be amended (the “Texas Credit Code”), establishes the Highest Lawful Rate, the Highest Lawful Rate shall be the “weekly rate ceiling”, as referred to in Section 303.002 of the Texas Finance Code, after application of Section 303.009 of the Texas Finance Code, for that day.  Provided, however, that to the extent permitted by applicable law, Administrative Agent reserves the right to change, from time to time by further notice and disclosure to a Borrower, the ceiling on which the Highest Lawful Rate is based under the Texas Finance Code, and, provided further, that the “highest non-usurious rate of interest permitted by applicable law” for purposes of this Agreement shall not be limited to the applicable rate ceiling under the Texas Finance Code if federal laws or other state laws now or hereafter in effect and applicable to this Agreement (and the interest contracted for, charged and collected thereunder) shall permit a higher rate of interest.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refine or separated therefrom.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

 “Indebtedness” see Debt.

“Independent Bank” shall mean Independent Bank, a Texas banking association, its successors and assigns.

“Independent Bank’s Credit Agreement” shall mean that certain credit agreement, its promissory note, exhibits and schedules attached thereto, and dated as of June 27, 2013, between the Borrower and Independent Bank.

“Independent Bank’s Security Interest” shall mean the security interests contemplated by Independent Bank’s Credit Agreement and the “Hedge Intercreditor Agreement” (as defined in Independent Bank’s Credit Agreement).

“Insolvency Proceeding” shall mean application (whether voluntary or instituted by another Person) for, or the consent to, the appointment of a receiver, trustee, conservator, custodian or liquidator of any Person or of all or a substantial part of the Property of such Person, or the filing of a petition (whether voluntary or instituted by another Person) commencing a case under Title 11 of the United States Code, seeking liquidation, reorganization or rearrangement or taking advantage of any bankruptcy, insolvency, debtor’s relief or other similar Law of the United States, the State of Texas or any other jurisdiction.

“Intercreditor Agreement” shall mean that certain intercreditor agreement of even date herewith, among the Borrower,, Independent Bank, and SOSventures, LLC, as administrative agent for the Lenders herein.

“Law(s)” shall mean all applicable statutes, laws, ordinances, rules, rulings, interpretations, regulations, judgments, requirements, governmental authorizations (including licenses, permits, franchises and other governmental consents necessary for the ownership or operation of Property), orders, writs, injunctions or decrees (or interpretations of any of the foregoing) of any governmental authority or Tribunal.

“Lenders” means each Person listed on Annex I and any Person that shall have become a party hereto pursuant to an assignment made in accordance with Section 9, other than any such Person that ceases to be a party hereto pursuant to such assignment.

“Lien” shall mean any lien, mortgage, security interest, tax lien, pledge, conditional sale or title retention arrangement, or any other interest in or encumbrance upon, property, which is designed to secure the repayment of Indebtedness, whether arising by agreement, under any Law or otherwise.

“Litigation” shall mean any proceeding, claim, lawsuit, and/or investigation conducted or threatened by or before any Tribunal.

“Loan Documents” means this Agreement, the Notes, if any, the Intercreditor Agreement and the Security Documents.

“Loan(s)” shall mean the loan(s) made by the Lenders in favor of the Borrower contemplated by this Agreement as provided for in Section 2.

“Material Adverse Effect” shall mean any set of circumstances or events which (a) would have an adverse effect upon the validity or enforceability of any of the Credit Agreement Documents, (b) is or could reasonably be expected to become material and adverse to the business, condition (financial or otherwise), operations or prospects of the Borrower, (c) could reasonably be expected to materially impair the Borrower’s ability to fulfill its obligations under the terms of the Credit Agreement Documents, or (d) constitutes a Default or an Event of Default.

“Mortgaged Properties” shall mean all of the interest of Borrower in its leased properties and any Property of the Borrower or its Subsidiaries, rights associated therewith, as-extracted collateral, and all related equipment located thereon, and proceeds and products of the foregoing which is subject to the Liens existing and to exist under the terms of the Security Documents.

 “Note” shall mean a note in the form set forth in Exhibit A to each Lender, together with any and all renewals, extensions for any period, increases and rearrangements thereof.

“Obligations” shall mean, without duplication, any and all Indebtedness evidenced by the Loan(s) and any and all interest, fees, late fees, attorney fees and costs, obligations, liabilities, indebtedness, charges and expenses, in connection therewith or in connection with any Credit Agreement Document, and with respect to all of the foregoing to the extent that any of the same includes or refers to the payment of amounts deemed or constituting interest, only so much thereof as shall have accrued, been earned and remains unpaid at each relevant time of determination.

“Off-Balance Sheet Debt” means, with respect to a Person, (a) any repurchase indebtedness, liability or obligation of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation of such Person under any sale and leaseback transaction which is not a Capitalized Lease Obligation, (c) any indebtedness, liability or obligation of such Person under any synthetic, off-balance sheet or tax retention lease, or (d) any indebtedness, liability or obligation of such Person arising with respect to any other transaction, or agreement for the use or possession of any Property, which is the functional equivalent, or takes the place, of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Oil and Gas Properties” shall mean the presently existing Hydrocarbons, undeveloped oil, gas and mineral properties and the proved developed producing oil, gas and mineral properties mortgaged to the Administrative Agent pursuant to the terms hereof, including, without limitation, overriding royalty and royalty interests, leasehold estate interests, net profits interests, production payment interests and mineral fee interests, together with contracts executed in connection therewith and all tenements, hereditaments, appurtenances and properties appertaining, belonging, affixed or incidental thereto and the related personal properties located thereon.

“Organizational Documents” means, with respect to any Person, (a) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such Person, (b) in the case of any limited liability company, the certificate of formation and limited liability company agreement (or similar documents) of such Person, (c) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (d) in the case of any general partnership, the partnership agreement (or similar document) of such Person and (e) in any other case, the functional equivalent of the foregoing.

 “Permitted Liens” shall mean (a) liens for Taxes incurred in the course of business (which are not yet due or are being Contested in Good Faith); (b) liens in connection with workers’ compensation, unemployment insurance or other social security (other than Liens created by Section 4068 of ERISA) old-age pension or public liability obligations which are not yet due or are being Contested in Good Faith; (c) other Liens existing as of the Closing Date as disclosed through the course of the Administrative Agent’s due diligence; (d) liens created in favor of the Administrative Agent for the benefit of the Lenders and other Liens expressly permitted under the Security Documents; (e) liens arising in the ordinary course of business from pledges or deposits to secure public or statutory obligations, or deposits to secure (or in lieu of) surety, stay, appeal or customs bonds; encumbrances consisting of easements, zoning restrictions, of other restrictions on the use of Property, provided that such encumbrances do not materially impair the use of such Property for the purposes intended, and none of which are violated by existing or proposed structure or land use, and such other material encumbrances as have been disclosed to and approved by the Administrative Agent in writing; (f) good faith deposits in connection with bids, tenders, contracts or leases, performance or other similar bonds; (g) liens arising from services or materials provided in the ordinary course of business that are being contested in good faith; (h) liens arising under its hedging agreement with Cargill Incorporated and (i) Independent Bank’s Security Interest.

“Person” shall mean an individual, corporation, partnership, limited liability company, trust, unincorporated organization or a government or any agency or political subdivision thereof.

“Plan” means any employee benefit plan, as defined in section 3(2) of ERISA, which (a) is currently hereafter sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrower or a Subsidiary or an ERISA Affiliate.

“Principal Office” shall mean the principal office of the Administrative Agent in Austin, Texas presently located at 6800 West Gate Blvd, Ste 132 PMB#123 Austin, TX 78745 with a mailing address of Penrose Wharf 2nd Floor, Alfred Street, Cork, Ireland.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Release of Hazardous Substances” shall mean any emission, spill, release, disposal or discharge, except in accordance with a valid permit, license, certificate or approval of the relevant Governmental Authority, and notice of which is required to be given thereof by the person responsible for such emission, spill, release, disposal or discharge to a Governmental Authority of any Hazardous Substance into or upon (a) the air, (b) soils or any improvements located thereon, (c) surface water or groundwater, or (d) the sewer, septic system or waste treatment, storage or disposal system servicing any Mortgaged Property of the Borrower.

“Requirement of Law” shall mean, as to any Person, the certificate or articles of incorporation and by-laws or other organizational or governing documents of such Person, and any applicable law, treaty, ordinance, order, judgment, rule, decree or regulation or determination of any tribunal or other Governmental Authority, including, without limitation, rules, regulations and orders and requirements for permits, licenses, registrations, approvals or authorizations, in each case as such now exist or may be hereafter amended and are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Reserve Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each January 1st or July 1st the oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and the Subsidiaries, together with a projection of the rate of production and future net income, taxes, operating expenses and Capital Expenditures with respect thereto as of such date, based upon the economic assumptions consistent with the Administrative Agent’s lending requirements at the time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any of its Subsidiaries.

“Security Documents” shall mean the security instruments executed and delivered in satisfaction of the conditions set forth in Section 3, 3.1, 3.2 and 3.5, and all other documents and instruments at any time executed as security for all or any portion of the Obligations, as the same may be amended from time to time.

“Subsidiary” means: (a) any Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or managers or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Borrower or one or more of its Subsidiaries or by the
Borrower and one or more of its Subsidiaries and (b) any partnership of which the Borrower or any of its Subsidiaries is a general partner. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Borrower.

 “Taxes” shall mean all taxes, assessments, filing or other fees, levies, imposts, duties, deductions, withholdings, stamp taxes, interest equalization taxes, capital transaction taxes, foreign exchange taxes or charges, or other charges of any nature whatsoever from time to time or at any time imposed by any Law or Tribunal.

“Termination Date” shall mean February 1, 2016.

“Tribunal” shall mean any court, governmental department or authority, commission, board, bureau, agency, arbitrator or instrumentality of any state, political subdivision, commonwealth, nation, territory, county, parish, or municipality, whether now or hereafter existing, having jurisdiction over the Administrative Agent, the  Lenders, the Borrower or its Property.

“Unused Available Commitment” means, at any time, an amount (not less than zero) equal to the remainder, if any, of the (a) Commitment for the Lender in effect at such time minus (b) the outstanding principal amount owed to the Lender under the Note at such time.

AMOUNT AND TERMS OF CREDIT

2. Loans. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties made by the Borrower herein, each Lender agrees to make Loans to the Borrower in a principal amount equal to such Lender’s Commitment.  The aggregate principal amount of all Commitments on the Effective Date is Ten Million and 00/100 Dollars ($10,000,000.00).  Within the foregoing limits, the Borrower may borrow, repay and reborrow the Commitments hereunder on or after the date hereof and prior to the Termination Date and subject to the terms and conditions of this Agreement; and each Lender hereby agrees to make Loans to the Borrower to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the account designated by the Borrower in a Borrowing Request

2.1. Minimum Amounts; Limitation on Number of Borrowings. At the time that each is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $100,000; provided that a Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Commitments.

2.2. Termination. The Commitments will expire on the Termination Date unless sooner terminated by the Lender upon the occurrence of an Event of Default as defined in paragraph 8 hereof.

2.3. Interest Rate. Interest shall accrue on the outstanding unpaid principal balance, and other amounts due and payable under each Note from time to time, commencing on the Effective Date until May 29, 2014 at the rate of seventeen percent (17%) simple interest per annum, calculated on the basis of actual days elapsed and compounding annually. Following May 29, 2014, interest shall accrue on the outstanding unpaid principal balance, and other amounts due and payable under each Note from time to time, until the outstanding unpaid principal balance has been repaid at the increased rate of twenty-two percent (22%) simple interest per annum, calculated on the basis of actual days elapsed and compounding annually.

2.4.  Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone not later than 12:00 noon, San Antonio, Texas time, one (1) Business Day before the date of the proposed Borrowing. Such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, email or telecopy to the Lender of a written Borrowing Request in substantially the form of Exhibit B and signed by the Borrower’s presiding Chief Executive Officer (“CEO”), currently Michael J. Pawelek. Each such telephonic and written Borrowing Request shall specify the following information in compliance:

i.	the aggregate amount of the requested Borrowing;
ii.	the date of such Borrowing, which shall be a Business Day; and
iii.	the location and number of the Borrower’s account to which funds are to be disbursed.

Following receipt of a Borrowing Request in accordance with this Section 2.4, the Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so requested to an account of the Borrower and designated by the Borrower in the applicable Borrowing Request.

2.5. Payment of Interest. Accrued and unpaid interest on the principal of the Loans shall be due and payable on a quarterly basis, with the first payment commencing on or about November 25, 2013, with each subsequent payment due on the same day of each quarter after that, provided that any payment of interest may only be made if the requirements of prepayment set forth below in Section 2.8 are met. All interest payments shall be made in cash.

2.6. Repayment. All payments (including prepayments) made by a Borrower on account of the Loans shall be made to Administrative Agent at its address set forth in this Agreement (or otherwise designated by the Administrative Agent) in federal or other immediately available funds before 1:00 p.m., San Antonio, Texas time, on the date such payment is required to be made.  Any payment received and accepted by Administrative Agent after such time shall be considered for all purposes (including the calculation of interest, to the extent permitted by law) as having been made on the next following Business Day. If any payment under the Loans shall be due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

2.7. Maximum Lawful Interest. It is not the intention of the Administrative Agent, the Lenders or the Borrower to violate the laws of any applicable jurisdiction relating to usury or other restrictions on the maximum lawful interest rate. The Credit Agreement Documents and all other agreements between the Borrower and the Administrative Agent and/or the Lenders, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no event shall the interest paid or agreed to be paid to the Lenders for use, forbearance or detention of money loaned, or for the payment or performance of any covenant or obligation contained herein or in any other Credit Agreement Document exceed the maximum amount permissible under applicable law. If from any circumstances the Lenders shall ever receive anything of value deemed interest under applicable law which would exceed interest at the Highest Lawful Rate, such excessive interest shall be applied to the reduction of the principal amount owing hereunder, and not to the payment of interest, or if such excessive interest exceeds any unpaid balance of principal, such excess shall be refunded to the Borrower. All sums paid or agreed to be paid to the Lenders for the use, forbearance or detention of the Loan evidenced by a Note shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of the affected note until payment in full, so that the rate of interest on account of such Note is uniform throughout the term thereof.

2.8. Prepayment. Borrower cannot pay, and the Administrative Agent and the Lenders cannot accept from Borrower, any principal or cash interest payments until the First Lien Obligations are fully paid except in accordance with the following:

(a) Borrower may make a quarterly payment on the Obligations within three business days following the delivery of a quarterly compliance certificate not exceeding $3,000,000 in the aggregate during any fiscal quarter if, after giving effect thereto, no event of Default or Event of Default exists or would result therefrom and, after giving effect to such payment, Borrower would have no less than 25% of unused availability under the then existing Borrowing Base under Independent Bank’s Credit Agreement (as such term is define therein).

Provided, however, that prepayments may be made at any time after the Discharge of First Lien Obligations. No such prepayment shall, until all Obligations are fully paid and satisfied, excuse the payment as it becomes due of any payment provided for herein. All prepayments made pursuant to this Section 2.8 shall be applied first to accrued and unpaid interest and then to the principal balance. Borrower agrees not to send the Administrative Agent or the Lenders payments marked “paid in full”, “without recourse”, or similar language. If Borrower sends such payment, the Administrative Agent or the Lenders, as applicable, may accept it without losing any of their rights under this Agreement, and Borrower will remain obligated to pay any further amount owed to the Administrative Agent and the Lenders.

2.9. Use of Proceeds. The proceeds of the Notes shall be used for funding the Borrower’s oil drilling projects. The Borrower shall not, without the prior written consent of the Lenders, use the proceeds of the Notes for making and/or securing any acquisitions.

COLLATERAL AND SECURITY

3. Oil and Gas Properties. To secure the performance by the Borrower of its obligations hereunder, and under the Notes and Security Documents, whether matured or unmatured, direct or contingent, including extensions, modifications, renewals and increases thereof, and substitutions therefor, contemporaneously with or prior to the execution of this Agreement and the Notes, the Borrower shall, subject to the terms of the Intercreditor Agreement, grant, assign and maintain in favor of the Administrative Agent for the benefit of the Lenders at all times until each of the Obligations hereunder, including the Notes, are paid and satisfied in full, valid mortgage liens and perfected security interests in and to all of the right, title and interest in the Mortgaged Properties. In order to provide the Administrative Agent with such valid mortgage liens and perfected security interests, the Borrower shall execute and deliver to the Administrative Agent at Closing any and all instruments mortgaging the Mortgaged Properties.

3.1. Company Assets/Collateral. To secure the performance by the Borrower of its obligations hereunder, and under the Notes and Security Documents, whether matured or unmatured, direct or contingent, including extensions, modifications, renewals and increases thereof, and substitutions therefor, contemporaneously with or prior to the execution of this Agreement and the Notes, the Borrower shall, subject to the terms of the Intercreditor Agreement, grant, assign and maintain in favor of the Administrative Agent for the benefit of the Lenders at all times until each of the Obligations hereunder, including the Notes, are paid and satisfied in full, valid perfected security interests in the Collateral.

3.2. Consent to UCC-1 Filing. Borrower hereby consents to the filing by or on behalf of Administrative Agent of such financing statements on Form UCC-1 as the Administrative Agent may determine to be needed to perfect the security interest granted herein.

3.3. Collateral. The Administrative Agent will at all times have, a perfected security interest in all of the Collateral. Borrower will immediately advise Administrative Agent in writing of any material loss or damage to the Collateral.

3.4. Further Assurances. Borrower will cause to be executed and delivered to the Administrative Agent, in the future, additional Security Documents, if Administrative Agent reasonably deems such are necessary, to insure perfection or maintenance of the Administrative Agent’s security interests and Liens in the Collateral or any part thereof and in Collateral as it is acquired in the future.

3.5.  Subordination. Administrative Agent’s security interest in the foregoing items, including but not limited to the Oil and Gas Properties, the Mortgaged Properties, Company Assets and Collateral, shall be subordinate to Independent Bank’s Security Interest in the same foregoing items, if any.

3.6. Unless a similar amendment, supplement or modification to Independent Bank’s Credit Agreement has been, or is concurrently being made, without the prior written consent of Independent Bank no Credit Agreement Document may be amended, supplemented or otherwise modified or entered into to the extent of such amendment, supplement or modification, or the terms of any new Credit Agreement Document.

The Borrower agrees that each Security Instrument shall include the following language (or language to similar effect approved by Independent Bank):

“Notwithstanding anything herein to the contrary, the lien and security interest granted to the Administrative Agent pursuant to this Agreement and the exercise of any right or remedy by the Administrative Agent hereunder are subject to the provisions of the Intercreditor Agreement among Borrower, Independent Bank, as First Lien Lender, SOSventures, LLC, as Administrative Agent, and certain other persons party or that may become party thereto from time to time.”

CONDITIONS

4. The obligations of the Administrative Agent and the Lenders to enter into this Agreement and to make the Loan are subject to the satisfaction of the following conditions precedent unless waived in writing by the Administrative Agent:

4.1. Receipt of Credit Agreement Documents and Other Items. The Administrative Agent and the Lenders shall have no obligation under this Agreement unless and until all matters incident to the consummation of the transactions contemplated herein, including, without limitation, the receipt, review and approval by the Administrative Agent and the Lenders of the following documents and other items, appropriately executed when necessary and, where applicable, acknowledged, all in form and substance satisfactory in the good faith judgment of the Administrative Agent and the Lenders and dated, where applicable, of even date herewith or a date prior thereto (unless specifically noted below to the contrary) and acceptable in the good faith judgment of the Administrative Agent and the Lenders:

b) Multiple original counterparts of this Agreement, as reasonably requested by the Administrative Agent;

c) The Note of each Lender executed by the Borrower;

d) Copies of the Articles of Organization and the Operating Agreement of Borrower;

e) Copy of authorizing resolution approving the borrowing, the Credit Agreement Documents and authorizing the transactions contemplated herein and therein, duly adopted by the Board of Directors of the Borrower, accompanied by a certificate of the respective secretary or an assistant secretary of the Borrower, to the effect that such copy is a true and correct copy of resolutions duly adopted at a meeting or by majority consent of the Board of Directors of the Borrower and that such resolution constitutes the resolution adopted with respect to such transactions, has not been amended, modified, or revoked in any respect, and is in full force and effect as of the date of such certificate;

f) Mortgages and security agreements from the Borrower transferring, creating, evidencing, perfecting and otherwise establishing, as applicable, a security interest in the Collateral in favor of the Administrative Agent for the benefit of the Lenders each executed by the Borrower;

g) Results of searches of the UCC records of the States of Delaware and of Texas and of the real estate records of any State where the Oil & Gas Properties are located from a source acceptable to the Administrative Agent and reflecting no Liens, other than Permitted Liens, against any of the Collateral as to which perfection of a Lien is accomplished by the filing of a financing statement;

h) Certificates evidencing the insurance maintained by the Borrower in compliance with applicable provisions of this Agreement;

i) Such other agreements, documents, items, instruments, opinions, certificates, waivers, consents and evidence as the Administrative Agent may reasonably request.

4.2. Representations and Warranties. The representations and warranties of the Borrower under this Agreement are true and correct in all material respects as of such date, as if then made.

4.3. No Event of Default. No Event of Default shall have occurred and be continuing nor shall any event have occurred or failed to occur which, with the passage of time or service of notice or both, would constitute an Event of Default.

REPRESENTATIONS AND WARRANTIES

5. To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loan, the Borrower represents and warrants to the Administrative Agent and the Lenders (which representations and warranties shall survive the delivery of the Credit Agreement Documents) that:

5.1. Due Authorization and Existence.  The execution and delivery by the Borrower of this Agreement and borrowings hereunder; the execution and delivery by the Borrower of the Credit Agreement Documents; the repayment of the Loan and interest and fees provided for in the Credit Agreement Documents and this Agreement; the execution and delivery of the Security Documents by the Borrower; the performance of all obligations of the Borrower under the Credit Agreement Documents are within the power of the Borrower and have been duly authorized by all necessary action of the Borrower. The Borrower is a corporation legally existing and in good standing under the laws of the State of Delaware and is duly qualified and is in good standing in all states in which it is doing business, except where failure to be qualified will not have a Material Adverse Effect.

5.2. Consents, Conflicts and Creation of Liens. The execution and delivery by the Borrower of the Credit Agreement Documents and the performance (except upon the occurrence of an Event of Default) of the obligations of the Borrower thereunder do not and will not (a) require the consent of any Governmental Authority, (b) contravene or conflict with any Requirement of Law which contravention or conflict would have a Material Adverse Effect, (c) contravene or conflict with any indenture, instrument or other agreement to which the Borrower is a party or by which any Property of the Borrower may be presently bound or encumbered except as described in the Intercreditor Agreement, or (d) result in or require the creation or imposition of any Lien in, upon or of any Property of the Borrower under any such indenture, instrument or other agreement, other than the Credit Agreement Documents or as described in the Intercreditor Agreement.

5.3. Valid and Binding Obligations. All of the Credit Agreement Documents, when duly executed and delivered by the Borrower, will be the legal, valid and binding obligations of the Borrower enforceable against the Borrower by the Administrative Agent and the Lenders in accordance with their respective terms, except as limited by equitable principles and applicable liquidation, conservatorship, bankruptcy, moratorium, arrangement, receivership, insolvency, reorganization or similar laws from time-to-time affecting the rights of creditors generally.

5.4. Title to Collateral. Title to the Collateral is held in the name of Starboard Resources, Inc., and/or its Subsidiaries. All of the Collateral is free and clear of all Liens, except Independent Bank’s Security Interest and Permitted Liens, and the Borrower has good and defensible title to such Collateral.

5.5. Subsidiaries.  With exception to the following Subsidiaries, Impetro Resources, LLC and Impetro Operating, LLC, the Borrower has no Subsidiaries and the Borrower has no Foreign Subsidiaries.

5.6. Liabilities, Litigation, and Restrictions. Other than as disclosed during the course of the Administrative Agent’s due diligence, the Borrower has no liabilities, direct or contingent, which may materially and adversely affect its business and operations or ownership of the Collateral. No Litigation of any nature affecting the Borrower is pending before any tribunal or, to the best knowledge of the Borrower, threatened against or affecting the Borrower which might reasonably be expected to result in any material impairment of its ownership of any Collateral or to have a Material Adverse Effect. No unusual or unduly burdensome restriction, restraint or hazard exists by contract, Requirement of Law, or otherwise relative to the business or operations of the Borrower or the ownership of a material portion of the Collateral other than such as relates generally to Persons engaged in business activities similar to those conducted by the Borrower.

5.7. Authorizations and Consents. No authorization, consent, approval, exemption, franchise, permit or license of, or filing with, any Governmental Authority, tribunal or any other Person is required to authorize, or is otherwise required in connection with, the valid execution and delivery by the Borrower of the Credit Agreement Documents, or any instrument contemplated hereby or thereby, the repayment by the Borrower of the Notes and the interest and fees provided in the Credit Agreement Documents and this Agreement, or the performance (except in the Event of Default) by the Borrower of the Obligations; except as may otherwise be required by the Intercreditor Agreement.

5.8. Compliance with Laws. The Borrower and their Properties are in compliance in all material respects with all applicable law, rule, regulation, order or decree, including, without limitation, Environmental Laws, the Natural Gas Policy Act of 1978, as amended, and ERISA.

5.9. Proper Filing of Tax Returns and Payment of Taxes Due. The Borrower has duly and properly filed all United States income tax returns and all other tax returns which are required to be filed by the Borrower, have paid all taxes due except such as are being Contested in Good Faith and as to which adequate provisions and disclosures have been made. The charges and reserves of the Borrower with respect to taxes and other governmental charges are adequate, and the Borrower has no knowledge of any deficiency or additional assessment in a material amount in connection with taxes, assessments, or charges not provided for on its books.

5.10. Environmental Law. As disclosed during the course of the Administrative Agent’s due diligence, the Borrower and has not received notice or otherwise learned of (A) any Environmental Liability which could individually or in the aggregate have a Material Adverse Effect arising in connection with (i) any non-compliance with or violation of the requirements of any Environmental Law or (ii) the release or threatened release of any toxic or hazardous waste into the environment, (B) any threatened or actual liability in connection with the release or threatened release of any toxic or hazardous waste into the environment which could individually or in the aggregate have a Material Adverse Effect or (C) any federal or state investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any toxic or hazardous waste into the environment for which the Borrower is or may be liable.

5.11. No Material Misstatements. No information, exhibit, statement or report furnished before, after or during the course of due diligence to the Administrative Agent by or at the direction of the Borrower in connection with this Agreement contains any material misstatement of fact or omits to state a material fact necessary to make the statements contained therein not misleading as of the date made or deemed made.

5.12. Location of Business and Office. The principal place of business and chief executive office of the Borrower is located at 300 E. Sonterra Blvd., Suite 1220, San Antonio, Texas, 78258, or at such other location as the Borrower may have, by proper written notice hereunder, advised the Administrative Agent.

5.13. Security Documents. The provisions of the Security Documents are effective to create in favor of the Administrative Agent for the benefit of the Lenders legal, valid and enforceable Liens, subject to the provisions of the Intercreditor Agreement, except as limited by equitable principles and applicable liquidation, conservatorship, bankruptcy, moratorium, arrangement, receivership, insolvency, reorganization or similar laws from time-to-time affecting the rights of creditors generally, in all right, title and interest of the Borrower in the Collateral described therein, subject to the provisions of the Intercreditor Agreement, which Liens, assuming the accomplishment of recording and filing in accordance with applicable Laws prior to the intervention of rights of other Persons, shall constitute fully perfected Liens on all right, title and interest of the Borrower in the Collateral described therein, subject to Permitted Liens.

5.14. Defaults. The Borrower is not in default and no event or circumstance has occurred which, but for the passage of time or the giving of notice or both, would constitute a default under any loan or credit agreement, indenture, mortgage, deed of trust, security agreement or other agreement or instrument to which the Borrower is a party in any respect. No Event of Default hereunder has occurred and is continuing.

5.15. Liens/Debt. The Borrower has no Debt other than under Independent Bank’s Credit Agreement, under its hedging agreement with Cargill Incorporated, and under the Notes to be issued by the Borrower pursuant to the terms of this Agreement.

AFFIRMATIVE COVENANTS

6. Unless agreed in writing by the Lenders holding a majority of the Loans to the contrary, so long as any Obligation remains outstanding or unpaid:

6.1. Financial Statements of Borrower; Other Information. The Borrower will furnish to the Administrative Agent:

a) Annual Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 120 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by an independent public accountant of recognized national standing or any other independent public accountant reasonably acceptable to the Administrative Agent (in each instance without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated bases in accordance with GAAP consistently applied.

b) Quarterly Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

c) Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to the Borrower or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any such Subsidiary, and a copy of any response by the Borrower or any such Subsidiary, or the board of directors of the Borrower or any such Subsidiary, to such letter or report.

d) Other Filings and Reports to Shareholders. Promptly upon receipt thereof, a copy of each other material report or letter submitted to the Borrower or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any such Subsidiary, and a copy of any response by the Borrower or any such Subsidiary, or the board of directors of the Borrower or any such Subsidiary, to such letter or report.

e) Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Administrative Agent pursuant to any other provision of this Section 6.1.

f) Notice of Sales of Oil and Gas Properties. In the event the Borrower or any Subsidiary intends to sell, transfer, assign or otherwise dispose of any Oil or Gas Properties or any Equity Interests in any Subsidiary in accordance with Section 7.6, prior written notice of such disposition, the price thereof and the anticipated date of closing and any other details thereof requested by the Administrative Agent.

g) Notice of Casualty Events. Prompt written notice, and in any event within three (3) Business Days of the occurrence of any Casualty Event.

h) Information Regarding Borrowers. Prompt written notice (and in any event within ten Business Days prior thereto) of any change (i) in the Borrower or any Subsidiaries name, (ii) in the location of the Borrower or any Subsidiaries’ chief executive office or principal place of business, (iii) in the Borrower or any Subsidiaries’ identity or organizational structure or in the jurisdiction in which such Person is organized or formed, (iv) in the Borrower or any Subsidiaries’ jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in the Borrower or any Subsidiaries’ federal taxpayer identification number.

i) Other Reports. The Borrower shall prepare and provide the Administrative Agent the following reports:

(i) on a monthly basis by the 60th day following each calendar month, a report setting forth, for such calendar month, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties described in the most recent Reserve Report, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month; and

(ii) such other information as the Administrative Agent may reasonably request, including, but not limited to, an unaudited income statement, a consolidated balance sheet and a statement of cash flow (with such statement to show any variations from the budget previously delivered), copies of the Borrower’s bank account statements, statement of expenses for the preceding month, notice of any material changes with regard to oil and gas prices received, contracts or production expenses or any material litigation affecting the operation of the Oil and Gas Properties of the Borrower.

j) Notices of Certain Changes. Promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to the Organizational Documents, any preferred stock designation or any other organizational document of the Borrower or any Subsidiary.

k) Notice of Purchase of Oil and Gas Properties. In the event the Borrower or any Subsidiary acquires additional Oil and Gas Properties, the Borrower shall deliver promptly, but in any event within 30 days after the end of each calendar quarter in which such acquisition occurred, to the Administrative Agent a list of all newly acquired Oil and Gas Properties of the Borrower and its Subsidiaries setting forth a description of each newly acquired Oil and Gas Property and the cost of each such acquisition.

l) Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary (including, without limitation, any reports or other information required to be filed under ERISA), or compliance with the terms of this Agreement or any other Loan Document, in each case, as the Administrative Agent may reasonably request.

6.2. Take or Pay Agreements. The Borrower will, and will cause each Subsidiary to, deliver to the Administrative Agent contracts or other agreements concerning take or pay, prepayment, and gas balancing liabilities of the Borrower that could have a Material Adverse Effect.

6.3. Reports. The Borrower will, and will cause each Subsidiary to deliver to the Administrative Agent reports on its facilities and property inspection and management access rights.

6.4. Additional Information. The Borrower will, and will cause each Subsidiary to furnish to the Administrative Agent, promptly upon the reasonable request of the Administrative Agent, such additional financial or other information concerning the assets, liabilities, operations and transactions of the Borrower as the Administrative Agent may from time to time reasonably request; and notify the Administrative Agent not less than ten (10) Business Days prior to the occurrence of any condition or event that may change the proper location for the filing of any financing statement or other public notice or recording for the purpose of perfecting a Lien in any Collateral, including, without limitation, any change in the state of organization.

6.5. Notices of Certain Events. Deliver to the Administrative Agent, immediately upon the Borrower’s presiding CEO, having knowledge of the occurrence of any of the following events or circumstances, a written statement with respect thereto, signed by the CEO and setting forth the relevant event or circumstance and the steps being taken with respect to such event or circumstance:

a) Any declaration or payment of any dividend or other distribution of cash, securities, or other assets prior to the Borrower fully satisfying its obligations under this Agreement and the other Loan Documents;

b) Any material changes in the nature of the Borrower’s business;

c) Any Default or Event of Default;

d) Any default or event of default under any material contractual obligation of the Borrower, or any material Litigation affecting the Borrower before any Governmental Authority or Tribunal;

e) Any Litigation involving the Borrower as a defendant or in which any Property of the Borrower is subject to a claim (i) in which the amount involved is $100,000 or more and which is not covered by insurance, (ii) in which, together with any other outstanding litigation or proceeding (whether or not previously disclosed hereunder), the aggregate amount involved in all such litigation is $100,000 or more and which is not covered by insurance, or (iii) in which injunctive or similar relief is sought which affects a Property having a fair market value (net to the Borrower’s interest therein) of more than $100,000 or could reasonably be expected to result in an expenditure by the Borrower of more than $100,000.00;

f) Any existing or asserted Lien on any of the properties of the Borrower, personal or real, tangible or intangible, including, without limitation, the Collateral, excluding Independent Bank’s Security Interest and Permitted Liens;

g) The receipt by the Borrower of any Environmental Complaint or any formal request from any Governmental Authority or other Person for information (other than requirements for compliance reports) regarding any Release of Hazardous Substances by the Borrower from, affecting or related to any Property of the Borrower or adjacent to any Property of the Borrower which Environmental Complaint or request could reasonably be expected to have a Material Adverse Effect;

h) Any actual, proposed or threatened testing or other investigation by any Governmental Authority or other Person concerning the environmental condition of, or relating to, any Property of the Borrower or adjacent to any Property of the Borrower following any allegation of a violation of any Environmental Law which testing or investigation could reasonably be expected to have a Material Adverse Effect;

i) Any Release of Hazardous Substances by the Borrower from, affecting or related to any Property of the Borrower or adjacent to any Property of the Borrower or Mortgagors except in accordance with applicable Environmental Law or the terms of a valid permit, license, certificate or approval of the relevant Governmental Authority, or the violation of any Environmental Law, or the revocation, suspension or forfeiture of or failure to renew, any permit, license, registration, approval or authorization, which release, violation, revocation, suspension, forfeiture or failure could reasonably be expected to have a Material Adverse Effect; and

j) Any change in the Borrower’s accounting practices and procedures, including a change in the Borrower’s fiscal year;

k) Any other event or condition that could reasonably be expected to have a Material Adverse Effect.

6.6. Compliance with Law. The Borrower will, and will cause each Subsidiary to comply with all applicable laws, rules, regulations, and all orders of any court or tribunal applicable to the Borrower or any of its property, business operations or transactions, the resulting non-compliance of which could have a Material Adverse Effect. Notwithstanding the reasonable efforts of the Borrower to comply with its obligations under this Section 6.6, should any non-compliance with any Requirement of Law cause or could reasonably be expected to cause a Material Adverse Effect, the Administrative Agent shall be notified of such event pursuant to Section 6.6 and the Administrative Agent and the Lenders shall be entitled to exercise their rights and remedies pursuant to Section 8.1.

6.7. Payment of Assessments and Charges. The Borrower will, and will cause each Subsidiary to pay all taxes, assessments, governmental charges, rent, and other Indebtedness that, if unpaid, might become a Lien, other than a Permitted Lien, against the Collateral of the Borrower, except any of the foregoing being Contested in Good Faith.

6.8. Hazardous Substances Indemnification. The Borrower shall indemnify and hold the Administrative Agent and the Lenders harmless from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial actions, requirements and enforcement actions of any kind, and all costs and expenses incurred in connection therewith (including, without limitation, reasonable attorneys’ fees and expenses), arising directly or indirectly, in whole or in part, from (a) the presence of any Hazardous Substances on, under or from an, Property of the Borrower, whether prior to or during the term hereof, (b) any activity carried on or undertaken on or off any Property of the Borrower, whether prior to or during the term hereof, and whether by the Borrower, or any predecessor in title, employee, agent, contractor or subcontractor of the Borrower, or any other Person at any time occupying or present on such Property, in connection with the handling, treatment, removal, storage, decontamination, cleanup, transportation or disposal of any Hazardous Substances at any time located or present on or under such Property, (c) any residual contamination on or under any Property of the Borrower, or (d) any contamination of any Property or natural resources of the Borrower arising in connection with the generation, use, handling, storage, transportation or disposal of any Hazardous Substances by the Borrower, or any employee, agent, contractor or subcontractor of the Borrower, while such Persons are acting within the scope of their relationship with the Borrower, irrespective of whether any of such activities were or will be undertaken in accordance with applicable Requirements of Law, including, without limitation, any of the foregoing arising from negligence, whether sole or concurrent, on the part of the Administrative Agent and/or the Lenders; with the foregoing indemnity surviving satisfaction of all Obligations and the termination of this Agreement, unless all such Obligations have been satisfied wholly in cash from the Borrower and not by way of realization against any Collateral or the conveyance of any Property in lieu thereof, provided that such indemnity shall not extend to any of the foregoing resulting from the Administrative Agent’s or any Lender’s gross negligence or willful conduct or any act or omission by the Administrative Agent or any such Lender with respect to any Property subsequent to the Administrative Agent and/or such Lender becoming the owner of such Property and with respect to which Property such claim, loss, damage, liability, fine, penalty, charge, proceeding, order, judgment, action or requirement arises subsequent to the acquisition of title thereto by the Administrative Agent and/or such Lender.

6.9. Maintenance of Existence and Good Standing. The Borrower will, and will cause each Subsidiary to take all necessary actions to preserve its existence or qualification and good standing in all states in which it is doing business; to obtain and retain all material approvals, consents, permits, licenses and certificates from all applicable governmental authorities; to comply with all valid and applicable statutes, rules and regulations; and to continue to conduct its business in substantially the same manner as such business is now conducted.

6.10. Further Assurances. The Borrower will, and will cause each Subsidiary to promptly cure any defects in the execution and delivery of any of the Credit Agreement Documents and all agreements contemplated thereby, and execute, acknowledge and deliver such other assurances and instruments as shall, in the good faith and reasonable opinion of the Administrative Agent, be necessary to fulfill the terms of the Credit Agreement Documents.

6.11. Brokers and/or Finders Fees. The Borrower is responsible for any payments to brokers and finders associated with this Agreement. Neither the Administrative nor any Lender has utilized any other broker or finder to which it owes fees or payments.

6.12. Subsequent Fees and Expenses. The Borrower shall promptly reimburse the Administrative Agent and/or any Lender (after the Borrower’s receipt of the Administrative Agent’s or such Lender’s request for reimbursement) for all reasonable amounts expended, advanced or incurred by the Administrative Agent or such Lender necessary to protect the Administrative Agent’s or such Lender’s interest, together with interest thereon as provided in this Section 6.12 (i) to satisfy any of the Obligations, (ii) to protect or enforce the Administrative Agent’s or such Lender’s rights under any of the Credit Agreement Documents, (iii) to amend any of the Credit Agreement Documents, or (iv) to protect the Collateral or business of the Borrower; provided, however, if an uncured Event of Default does not exist, the Administrative Agent or such Lender must obtain the Borrower’s contemporaneous written consent prior to making any such expenditure or Advance, or incurring such reimbursable amount.

6.13. Maintenance and Inspection of Tangible Properties. The Borrower will, and will cause each Subsidiary to maintain all of its material tangible Properties in good repair and condition, ordinary wear and tear excepted; make all necessary replacements thereof and operate, if operated by the Borrower, such Properties in a good and workmanlike manner; and permit any authorized representative or representatives of the Administrative Agent or the Lenders to reasonably visit and inspect any tangible Property of the Borrower.

6.14. Maintenance of Insurance and Evidence Thereto. The Borrower shall, and shall cause its Subsidiaries, to continue to maintain, or continue to be maintained, insurance with respect to its Properties and businesses against such liabilities, casualties, risks and contingencies as is customary in the relevant industry and sufficient to prevent a Material Adverse Effect, all such insurance to be in amounts and from insurers reasonably acceptable to the Administrative Agent, and, on the Closing Date or upon any renewal of any such insurance and at other times upon the reasonable request by the Administrative Agent, furnish to the Administrative Agent evidence, satisfactory in the good faith judgment of the Administrative Agent of the maintenance of such insurance.

6.15. Payment of Note and Performance of Obligations. Borrower shall pay the Note according to the reading, tenor and effect thereof, and do and perform every act and discharge all of the Obligations provided to be performed and discharged by the Borrower under the Credit Agreement Documents, at the time or times and in the manner specified.

6.16. Existing Business. The Borrower will, and will cause each Subsidiary to maintain its business as engaged in as of the Closing Date unless otherwise consented to by Lenders holding at least a majority of the Loans in writing.

6.17. Maintenance and Access to Records. The Borrower will, and will cause each Subsidiary to keep adequate records of all transactions so that at any time, and from time to time, true and complete financial conditions may be readily determined, and, promptly following the reasonable request of the Administrative Agent, make such records available during Borrower’s customary business hours for inspection by the Administrative Agent and, at the expense of the Borrower, as applicable, allow the Administrative Agent to make copies thereof at the Borrower’s premises and take same to Administrative Agent’s place of business.

6.18. Financing Statements and Other Actions: Defense of Title. Borrower hereby authorizes the Administrative Agent to file any financing statements, continuation statements, lien entry forms or other similar documents which Administrative Agent deems necessary in order to protect, preserve, continue, perfect, extend or maintain a valid security interest in the Collateral to secure payment of the Obligations. Borrower will take any and all actions necessary to defend title to the Collateral against all persons and to defend the security interest of the Administrative Agent in the Collateral and the priority thereof against any Lien not expressly permitted hereunder.

6.19. ERISA Compliance. The Borrower will promptly furnish and will cause the Subsidiaries and any ERISA Affiliate to promptly furnish to the Administrative Agent (i) promptly after the filing thereof with the United States Secretary of Labor or the Internal Revenue Service, copies of each annual and other report with respect to each Plan or any trust created thereunder, and (ii) immediately upon becoming aware of the occurrence of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal Financial Officer, the Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Borrower, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service or the Department of Labor with respect thereto.

6.20. Marketing Activities. The Borrower will not, and will not permit any of its Subsidiaries to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (i) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (ii) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and its Subsidiaries that the Borrower or one of its Subsidiaries has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (iii) other contracts for the purchase and/or sale of Hydrocarbons of third parties (A) which have generally offsetting provisions (i.e. corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (B) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

NEGATIVE COVENANTS

7. Unless agreed upon in writing by the Lenders holding not less than a majority of the Loans to the contrary, which agreement will not be unreasonably withheld, so long as any Obligation remains outstanding or unpaid or any Commitment exists the Borrower covenants and agrees with the Lenders that:

7.1. Financial Covenants.

a) Interest Coverage Ratio. The Borrower will not permit the ratio of Cash Flow to Consolidated Interest Expense to be less than 3.00 to 1.00, determined as of the end of each fiscal quarter of the Borrower ending on or after June 30, 2013.

b) Leverage Ratio. The Borrower will not permit the ratio of (a) the Funded Debt of the Borrower and its consolidated subsidiaries as of the last day of any fiscal quarter to (b) Consolidated EBITDAX for the four-quarter period ending on such last day, to exceed 3.50 to 1.00, determined as of the end of each fiscal quarter of the Borrower ending on or after June 30, 2013.

c) Current Ratio. The Borrower will not permit the ratio of its Consolidated Current Assets to its Consolidated Current Liabilities to be less than 1.00 to 1.00, determined as of the end of each fiscal quarter of the Borrower ending on or after June 30, 2013.

7.2. Indebtedness. The Borrower will not, and will not permit any Subsidiary to, further create, incur, assume or suffer to exist any Indebtedness to any bank or lender, whether by way of loan or otherwise without the prior written consent of the Lenders; provided however, the foregoing restrictions shall not apply to indebtedness arising from Permitted Liens and Independent Bank’s Credit Agreement, which may be increased, amended and/or modified at the Borrower’s request.  For purposes of clarity, the foregoing shall not prohibit the Borrower from incurring hedging obligations to Cargill Incorporated or other swap counterparty.

7.3. Contingent Obligations. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Contingent Obligation on or after the Closing Date; provided however, the foregoing restriction shall not apply to (a) performance guarantees and performance surety or other bonds provided in the ordinary course of business, or (b) trade credit incurred in the ordinary course of business.  For purposes of clarity, the foregoing shall not prohibit the Borrower from incurring hedging obligations to Cargill Incorporated or other swap counterparty.

7.4. Lien. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien on any of the Collateral or any other Property of the Borrower whether now owned or hereafter acquired without the written consent of the Lenders holding a majority of the Loans, provided however, the foregoing restrictions shall not apply to the Independent Bank’s Security Interest and Permitted Liens.

7.5. Restricted Payments. Unless otherwise agreed by the Lenders holding a majority of the Loans, the Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders or make any distribution of its Property to its Equity Interest holders, except (i) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests, (ii) Subsidiaries may declare and pay dividends and make distributions to the Borrower with respect to their Equity Interests, and (iii) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries.

7.6. Sales of Assets. Except for sales permitted by Independent Bank’s Credit Agreement, the Borrower shall not, and shall not permit any Subsidiary, to sell, transfer or otherwise dispose of all or a substantial portion of its assets, now owned or hereafter acquired, whether pursuant to a single transaction or a series of transactions. Notwithstanding the foregoing, the Borrower may collect its accounts and dispose of or consume its inventory, supplies and materials in the ordinary course of the Borrower’s business.

7.7. Loans, Advances or Guarantees. The Borrower shall not, and shall not permit any Subsidiary, to make or agree to make or allow to remain outstanding any loans, advances or guarantees to any Person or Affiliate; provided however, the foregoing restrictions shall not apply to (a) existing loans and credit agreements, other than to the Lenders, as disclosed during the course of Administrative Agent’s due diligence and any renewals, refinancings, or extensions of such loan; (b) advances or extensions of credit in the form of accounts payable incurred in the ordinary course of business and upon terms common in the industry for such accounts payable.

7.8. Cancellation of Insurance. The Borrower shall not allow any insurance policy required to be carried hereunder to be terminated or lapse or expire without provision for adequate renewal or comparable substitution.

7.9. Mergers and Consolidations; Chances in Corporate Structure. Unless otherwise agreed to by the Lenders holding a majority of the Loans, the Borrower shall not (i) merge or consolidate with any Person, or permit any such merger or Consolidation; (ii) form, acquire or become a shareholder, partner or joint venturer in any corporation, partnership, joint venture or other business entity; (iii) discontinue business; (iv) make any material change in the nature of or manner in which it conducts its business; (v) form any Plan which is subject to Title IV of ERISA; or (vi) liquidate, wind-up or dissolve; provided that any Subsidiary may participate in a consolidation with (a) the Borrower so long as the Borrower shall be the continuing or surviving entity or (b) any other Subsidiary (provided that if one of such Subsidiaries is a wholly-owned Subsidiary, then the surviving Person shall be a wholly-owned Subsidiary).

7.10. Transactions with Affiliates and/or Related Parties. The Borrower shall not, and shall not permit any Subsidiary, directly or indirectly, to enter into any sale, lease or exchange of Property or any contract for the rendering of goods or services with any Affiliate or related party, other than upon fair and reasonable terms no less favorable than could be obtained in an arm’s length transaction with a Person which was not an Affiliate or related party if such transaction would have a Material Adverse Effect without the prior written consent of the Lenders holding a majority of the Loans.

7.11. Organization or Acquisition of Subsidiaries. The Borrower shall not organize or acquire any subsidiary in addition to those existing as of the Closing Date, if any such organization or acquisition would have a Material Adverse Effect.

7.12. ERISA Compliance. The Borrower will not, and will not permit any Subsidiary to, at any time:

a) Engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which the Borrower, a Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code.

b) Fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto.

c) Contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to (i) any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability, or (ii) any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.

7.13. Environmental Matters. The Borrower will not, and will not permit any Subsidiary to, cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to a release or threatened release of Hazardous Substances, exposure to any Hazardous Substances, or to any remedial action under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations, Release or threatened Release, exposure, or remedial action could reasonably be expected to have a Material Adverse Effect.

7.14. Material Agreements. The Borrower will not, and will not permit any Subsidiary to, enter into or amend or otherwise modify any contract or other agreement, other than Independent Bank’s Credit Agreement and the “Loan Documents” (as defined in Independent Bank’s Credit Agreement) and the hedge agreements referred to in the “Hedge Intercreditor Agreement” (as defined in Independent Bank’s Credit Agreement), that involves an individual commitment from such Person of more than $100,000 in the aggregate in any twelve (12) month period.

7.15. Subsidiaries. The Borrower will not, and will not permit any Subsidiary to, create any additional Subsidiary unless the Borrower gives written notice to the Administrative Agent of such creation and complies with Section 8.14(b). The Borrower shall not, and shall not permit any Subsidiary to, sell, assign or otherwise dispose of any Equity Interests in any Subsidiary. Neither the Borrower nor any Subsidiary shall have any Foreign Subsidiaries.

7.16. Negative Pledge Agreements; Dividend Restrictions. Except for Independent Bank’s Credit Agreement, the Intercreditor Agreement, the “Hedge Intercreditor Agreement” (as defined in Independent Bank’s Credit Agreement) and the other Loan Documents, the Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Agreement and the Security Documents) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Lenders or restricts any Subsidiary from paying dividends or making distributions to the Borrower, or which requires the consent of or notice to other Persons in connection therewith.

EVENTS OF DEFAULT

8. Events of Default. Any of the following events shall constitute an Event of Default as that term is used herein:

a) Payment Default. Borrower fails to make any payment of principal or interest when due under this Agreement or the Notes;

b) An Event of Default as defined in any Credit Agreement Document shall have occurred;

c) Default shall be made by the Borrower if it fails to observe any covenant or agreement contained in Sections 6.5, 6.6, 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7, 7.9, 7.10, 7.11, 7.13, 7.14, 7.15 and 7.16;

d) Any representation or warranty made by the Borrower in any of the Credit Agreement Documents proves to have been untrue in any material respect or any representation, statement (including Financial Statements), certificate or data furnished or made to the Administrative Agent and the Lenders in connection herewith proves to have been untrue in any material respect as of the date the facts therein set forth were stated or certified;

e) Default shall be made by the Borrower (as principal or guarantor or other surety) in the payment or performance of any bond, debenture, note or other evidence of indebtedness or under any credit agreement, loan agreement, indenture, promissory note or similar agreement or instrument executed in connection with any of the foregoing, and such default shall remain unremedied beyond the applicable grace period, if any, with respect thereto and such default is not being contested in good faith by the Borrower;

f) The Borrower shall (i) apply for or consent to the appointment of a receiver, trustee or liquidator of it or all or a substantial part of its assets, (ii) file a voluntary petition commencing an Insolvency Proceeding concerning Borrower, (iii) make a general assignment for the benefit of creditors, (iv) be unable, or admit in writing its inability, to pay its debts generally as they become due, or (v) file an answer admitting the material allegations of a petition filed against it in any Insolvency Proceeding;

g) An order, judgment or decree shall be entered against the Borrower by any court of competent jurisdiction or by any other duly authorized authority, on the petition of a creditor or otherwise, granting relief in any Insolvency Proceeding or approving a petition seeking reorganization or an arrangement of its debts or appointing a receiver, trustee, conservator, custodian or liquidator of it or all or any substantial part of its assets and such order, judgment or decree shall not be dismissed or stayed within 30 days after the issuance and entry thereof;

h) The levy against any significant portion of the Property of the Borrower or any execution, garnishment, attachment, sequestration or other writ or similar proceeding which is not permanently dismissed or discharged within 30 days after the levy and which could reasonably be expected to have a Material Adverse Effect;

i) A final and non-appealable order, judgment or decree shall be entered against the Borrower for money damages and/or Indebtedness due in an amount in excess of $100,000 which is not otherwise covered by insurance for 100% of the judgment in excess of $100,000 and such order, judgment or decree shall not be dismissed or the execution thereof stayed within 30 days;

j) The Borrower shall have (i) concealed, removed or diverted, or permitted to be concealed, removed or diverted, any part of its Property, with intent to hinder, delay or defraud its creditors or any of them; (ii) made or suffered a transfer of any of its Property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar Law; (iii) made any transfer of its Property to or for the benefit of a creditor at a time when other creditors, similarly situated have not been paid with the intent to hinder, delay or defraud its creditors or any of them; or (iv) shall have suffered or permitted, while insolvent, any creditor to obtain a Lien upon any of its Property through legal proceedings or distraint which is not vacated within 30 days from the date thereof;

k) Any Security Instrument shall for any reason not, or cease to, create valid and perfected Liens against the Collateral purportedly covered thereby; or

l) The good faith determination by the Lenders holding a majority of the Loans that a Material Adverse Effect has occurred or will occur or that the value of the Collateral has, or will be, materially decreased; or

m) The dissolution or loss of legal existence of the Borrower.

8.1. Remedies/Right to Cure.

a) The Administrative Agents and the Lenders will refrain from accelerating the Obligations (unless the First Lien Obligations have been accelerated) or pursuing other enforcement actions against Borrower or the Collateral for a period of 180 days following the occurrence of an Event of Default as specified in Subsection 8(a) or under the terms of the Note and subject to the terms of the Intercreditor Agreement, or the expiration of all payment blockage dates and for so long thereafter as the First Lien Lender is diligently pursuing remedies. Nothing contained in this Section 8.1 shall be construed to limit or amend in any way the Events of Default enumerated in any other Credit Agreement Documents executed in connection with the transaction contemplated herein.

b) If any default, other than a default in payment, is curable and if Borrower has not been given notice of a breach of the same provision of this Agreement within the preceding two (2) months, it may be cured if Borrower, after receiving written notice from Administrative Agent demanding cure of such default: (1) cures the default within ten (10) days; or (2) if the cure requires more than ten (10) days, immediately initiates steps which Lenders holding a majority of the Loans in their sole discretion deem to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonable practical.

c) Upon the occurrence of any Event of Default, Lender’s remedies shall not be exercised in violation of the terms of the Intercreditor Agreement. After the Discharge of the First Lien Obligations and upon the occurrence of an Event of Default the Lenders may, exercise any or all of its rights and remedies provided by law or pursuant to the Credit Agreement Documents.

MISCELLANEOUS

9. Transfers and Participations. Any Lender may, at any time, sell, transfer, assign or grant participations in the Obligations or any portion thereof; and such Lender may forward to each transferee and each prospective transferee all documents and information relating to such obligations, whether furnished by the Borrower or otherwise obtained, as such Lender determines necessary or desirable. The Borrower agrees that each transferee, regardless of the nature of any transfer to it, may exercise all rights (including, without limitation, rights of set-off) with respect to the Obligations held by it as fully as if such transferee were the direct holder thereof, subject to any agreements between such transferee and the transferor to such transferee. Each Lender agrees that each such transferee shall assume all of the obligations of the assigning Lender pursuant to the Credit Agreement Documents.

9.1. Survival of Representations Warranties and Covenants. All representations and warranties of the Borrower and all covenants and agreements herein made shall survive the execution and delivery of this Agreement, the Note and the Security Documents and shall remain in force and effect so long as any Obligation is outstanding.

9.2. Notices and Other Communications. Except as to verbal notices expressly authorized herein, which verbal notices shall be confirmed in writing, all notices, requests and communications hereunder shall be in writing (including by telegraph or telecopy). Unless otherwise expressly provided herein, any such notice, request, demand or other communication shall be deemed to have been duly given or made when delivered by hand, or, in the case of delivery by mail, deposited in the mail, certified mail, return receipt requested, postage prepaid, or, in the case of telegraphic notice, when delivered to the telegraph company, or, in the case of telecopy notice, when receipt thereof is addressed as follows:

(a) If to the Administrative Agent, to:

SOSventures, Investments Ltd
Penrose Wharf
2nd Floor
Alfred Street
Cork, Ireland.

 (b) If to the Borrower, to:

Starboard Resources, Inc.
300 E. Sonterra Blvd., Suite 1220
San Antonio, Texas, 78258

Any party may, by proper written notice hereunder to the other, change the individuals or addresses to which such notices to it shall thereafter be sent.

9.3. Parties in Interest. Subject to applicable restrictions contained herein, all covenants and agreements herein contained by or on behalf of the Borrower, the Administrative Agent or any Lender shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent or such Lender, as the case may be, and their respective heirs, legal representatives, successors and assigns.

9.4. Rights of Third Parties. All provisions herein are imposed solely and exclusively for the benefit of the Administrative Agent, the Lenders and the Borrower. No other Person shall, have any right, benefit, priority or interest hereunder or as a result hereof or have standing to require satisfaction of provisions hereof in accordance with their terms, and any or all of such provisions may be freely waived in whole or in part by the Administrative Agent or the Lenders at any time if in their sole discretion they deem it advisable to do so.

9.5. Articles and Sections. This Agreement, for convenience only, has been divided into Articles and Sections and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to such Articles or Sections.

9.6. Renewals and Extensions. All provisions of this Agreement relating to the Note shall apply with equal force and effect to each promissory note hereafter executed or issued which in whole or in part represents a renewal or extension of any part of the Indebtedness of the Borrower under this Agreement, the Note, or any other Credit Agreement Document.

9.7. No Waiver; Rights Cumulative. No course of dealing on the part of the Administrative Agent, the Lenders, their officers or employees, nor any failure or delay by the Administrative Agent or the Lenders with respect to exercising any of their rights under any Credit Agreement Document shall operate as a waiver thereof. The rights of the Administrative Agent and the Lenders under the Credit Agreement Documents shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

9.8. Survival Upon Unenforceability. In the event any one or more of the provisions contained in any of the Credit Agreement Documents or in any other instrument referred to herein or executed in connection with the Obligations shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of any Credit Agreement Document or of any other instrument referred to herein or executed in connection with such Obligations.

9.9. Amendments or Modifications. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

9.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all counterparts together shall constitute but one and the same instrument.

9.11. Controlling Provision Upon Conflict.

(a) In the event of a conflict between the provisions of this Agreement and those of any other Credit Agreement Document, the provisions of this Agreement shall control.

(b) In the event of a conflict between the provisions of this Agreement and those of the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control.

9.12. Time of Essence. Time is of the essence of this Agreement and of each provision hereof.

9.13. Effect on Existing Credit Agreement.  On the Effective Date, the Existing Credit Agreement shall be deemed to be amended, restated, and replaced in its entirety by this Agreement. Each reference to the “Credit Agreement”, the “Loan Agreement” or words of like import in each Loan Document to which Company is party is hereby amended to refer to this Agreement. The parties hereto acknowledge and agree that (a) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation, payment and reborrowing, or termination of the “Obligations” as in effect prior to the Effective Date and (b) such “Obligations” are in all respects continuing (as amended and restated hereby) with only the terms thereof being modified as provided in this Agreement.

9.14. Disposition of Collateral. Notwithstanding any term or provision, express or implied, in any of the Security Documents, the realization, liquidation, foreclosure or any other disposition on or of any or all of the Collateral shall be in the order and manner and determined in the sole discretion of the Lenders holding a majority of the Loans; provided however, that in no event shall the Lenders or the Administrative Agent violate applicable Law or exercise rights and remedies other than those provided in such Security Documents or otherwise existing at law or in equity.

9.15. GOVERNING LAW. THIS AGREEMENT AND THE CREDIT AGREEMENT DOCUMENTS SHALL BE DEEMED TO BE MADE UNDER AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE STATE OF TEXAS AND THE SUBSTANTIVE LAWS OF SUCH STATE AND THE APPLICABLE FEDERAL LAWS OF THE UNITED STATES OF AMERICA IN THE VALIDITY, CONSTRUCTION, ENFORCEMENT, AND INTERPRETATION OF THIS AGREEMENT AND THE CREDIT AGREEMENT DOCUMENTS, EXCEPT TO THE EXTENT THAT THE LAWS OF ANY JURISDICTION WHERE COLLATERAL IS LOCATED REQUIRE APPLICATION OF SUCH LAWS WITH RESPECT TO SUCH COLLATERAL.

9.16. JURISDICTION AND VENUE. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO OR FROM THIS AGREEMENT OR ANY OTHER CREDIT AGREEMENT DOCUMENT MAY BE LITIGATED, AT THE SOLE DISCRETION AND ELECTION OF THE LENDERS HOLDING A MAJORITY OF THE LOANS, IN THE FEDERAL AND STATE COURTS IN TEXAS. THE BORROWER HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS IN TEXAS WITH RESPECT TO ANY LEGAL PROCEEDINGS OR DISPUTES IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH AND HEREBY WAIVES ANY RIGHTS IT MAY HAVE TO TRANSFER OR CHANGE THE JURISDICTION OR VENUE OF ANY LITIGATION BROUGHT AGAINST IT BY THE LENDERS IN ACCORDANCE WITH THIS SECTION.

9.17. NO DAMAGES. NEITHER THE ADMINISTRATIVE AGENT NOR THE LENDERS BE LIABLE TO THE BORROWER (WHETHER IN CONTRACT, TORT, OR OTHERWISE) FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES, HOWEVER ARISING, FOR ANY OTHER ACTION TAKEN OR OMITTED WITH RESPECT TO THIS AGREEMENT.

9.18. WAIVER OF RIGHTS TO JURY TRIAL. THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, COUNTERCLAIM OR OTHER LITIGATION THAT RELATES TO OR ARISES OUT OF THIS AGREEMENT OR ANY OTHER CREDIT AGREEMENT DOCUMENT OR OTHERWISE WITH RESPECT THERETO. THE PROVISIONS OF THIS SECTION ARE A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT AND THE LENDERS ENTERING INTO THIS AGREEMENT.

9.19. USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

9.20. Construction of Agreement. Neither party nor any legal counsel shall be construed to be the drafter or primary drafter of this Agreement and in the event of any dispute regarding the construction of this Agreement or any of its provisions, ambiguities or question of interpretation shall not be construed more in favor of one party than the other; rather questions of interpretation shall be construed equally to each party.

9.21. Authority of Administrative Agent.  The Administrative Agent shall have the power and authority to enter into the Intercreditor Agreement on its own behalf and on behalf of the Lenders.

9.22. Entire Agreement. This Agreement constitutes the entire Agreement among the parties hereto with respect to the parties hereof and shall supersede any prior agreement between the parties hereto, whether written or oral, relating to the subject hereof. Furthermore, in this regard, this written Agreement and the other written Credit Agreement Documents represent, collectively, the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

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IN WITNESS WHEREOF, this Agreement is deemed executed effective as of the date first above written.

BORROWER:	Starboard Resources, Inc.

By:
Michael J. Pawelek
CEO, Starboard Resources, Inc.

ADMINISTRATIVE AGENT AND LENDER:	SOSventures, LLC

By:
Sean O’Sullivan
Managing Director, SOSventures, LLC

EXHIBIT A

FORM OF PROMISSORY NOTE

EXHIBIT A
FORM OF NOTE

$[          ]                                                                                                                                    July __, 2013

FOR VALUE RECEIVED, STARBOARD RESOURCES, INC., a Delaware corporation (the “Borrower”) hereby promises to pay to [          ] (the “Lender”), or its registered assigns, at the principal office of SOSVENTURES, LLC (the “Administrative Agent”), at [_______________], [_____________], the principal sum of [_______________] Dollars ($[____________]) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Credit Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, interest rate and maturity of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, may be endorsed by the Lender on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Lender.  Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of this Note.

This Note is one of the Notes referred to in the First Amended and Restated Credit Agreement dated as of July __, 2013 among the Borrower, the Administrative Agent and other lenders signatory thereto (including the Lender), and evidences Loans made by the Lender thereunder (such Credit Agreement as the same may be amended, supplemented or restated from time to time, the “Credit Agreement”).  Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

This Note is a registered Note and, as provided in the Credit Agreement, upon surrender of this Note for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Note or such holder’s attorney duly authorized in writing), a new Note for a like aggregate principal amount will be issued to, and registered in the name of, the transferee.  Prior to the due presentment for registration and transfer, the Borrower may treat the Person in whose name this Note is registered as the holder and the owner of this Note for the purpose of receiving payment and for all other purposes of this Note and the Credit Agreement.  Notwithstanding anything to the contrary herein, the right to receive payments of interest and principal under this Note shall be transferable only upon surrender for cancellation of this Note, and the issuance of a new Note registered in the name of the transferee.  In addition, the Administrative Agent, acting as agent for the Borrower, shall maintain a register in which it shall record the name of the holder or any transferee, and no transfer shall be valid unless so registered.

This Note is issued pursuant to, and is subject to the terms and conditions set forth in, the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents.  The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of Loans upon the terms and conditions specified therein and other provisions relevant to this Note.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

STARBOARD RESOURCES, INC.

By:
Name:
Title:

EXHIBIT B

FORM OF BORROWING REQUEST

July __, 2013

STARBOARD RESOURCES, INC., a Delaware corporation (the “Borrower”), pursuant to Section 2.4 of the Credit Agreement dated as of July __, 2013 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Borrower and SOSventures LLC, a Delaware limited liability company (the “Lender”) which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby requests a Borrowing as follows:

(i)	Aggregated amount of the requested Borrowing is $________________;

(ii)	Date of such Borrowing is ____________ _, 2013; and

(iii)	Location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.4 of the Credit Agreement, is as follows:

Location:  Independent Bank
Account number:  1000496065

The undersigned certifies that he/she is the CEO of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower.  The undersigned further certifies, represents and warrants in such capacity and on behalf of the Borrower that the Borrower is entitled to receive the requested Borrowing under the terms and conditions of the Credit Agreement.

STARBOARD RESOURCES, INC.

By:
Name:	Michael Pawelek
Title:	CEO

ANNEX I

Name of Lender	Applicable Percentage	Commitment
SOSventures, LLC	100.00%	$10,000,000
TOTAL	100.00%	$10,000,000